Exhibit 10.5

Execution Version

Effective as of January 1, 2026

Lyle Pratt

Via Email

Re:	Offer of Continued Employment from VIDA Global Inc.

Dear Lyle,

On behalf of VIDA Global Inc. (the “Company”), I am pleased to offer you continued full-time employment in the position of Chief Executive Officer beginning on the date first set forth above, subject to the following terms and conditions as set forth in this offer letter (the “Offer Letter”).

Cash Compensation; Hours

As a full-time employee, you will earn a base salary at the annual rate of $300,000.00 per year.

Benefits

You will also continue to be eligible to participate in any employee benefit plans that the Company may offer from time to time to similarly situated employees. The Company will reimburse you for reasonable pre-approved mileage, travel and entertainment expenses you may incur in connection with your employment.

“At-Will Employment”

It is important for you to understand that your employment with the Company is “at-will,” meaning it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that the Company’s personnel policies and procedures may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment will remain unchanged during your tenure as an employee unless there is an express written agreement that is signed by you and by a person duly authorized by the Board of Directors the Company changing your at-will status.

Conditions

This Offer Letter, and any employment pursuant to this Offer Letter, is conditioned upon your return of the enclosed copy of this Offer Letter, after being signed by you without modification, to the undersigned at [***]. By signing and accepting this Offer Letter, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (ii) you have not and will not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

This Offer Letter constitutes the entire agreement regarding the terms and conditions of your employment with the Company, and shall supersede all prior agreements, written or oral, regarding the subject matter hereof; provided, however, that certain Proprietary Information, Invention Assignment and Non-Solicitation Agreement, by and between you and the Company, dated March 11, 2022, shall continue in effect in accordance with the terms thereof. For avoidance of doubt, any equity awards that you may hold in the Company shall continue in full force and effect in accordance with the terms thereof.

We look forward to your accepting this Offer Letter and a mutually rewarding relationship.

If you accept this Offer Letter, please date and sign below, on the enclosed copy of this Offer Letter and return it to the undersigned at [***]. Please retain the original of this Offer Letter for your records. If you have any questions regarding this Offer Letter, please feel free to contact me at [***].

Sincerely,

VIDA Global Inc.

By:	/s/ Brandon Robinson
Name:	Brandon Robinson
Title:	Chief Operating Officer

I accept the above offer.	Dated:	December 18, 2025

/s/ Lyle Pratt
Lyle Pratt

-2-